Exhibit 99.1

Palmer Square Capital BDC Inc.

Palmer Square Capital BDC, Inc. ("Palmer Square BDC") will seek to maximize total return, comprised of current income, with added potential for capital appreciation depending on market environments.

Unlike many other BDCs, who focus on investing in small/mid-sized companies, the Palmer Square BDC is primarily focused on broadly-syndicated senior debt (first lien). The Palmer Square BDC will employ Palmer Square's disciplined investment strategy which emphasizes flexibility, while still targeting an attractive yield.

Fund Level Metrics (12/31/2022)	
Average Levered Coupon[1]	16.09%
Average Price	$88.45
Debt to Equity Ratio	1.76x
NAV / Share (as of 01/31/23)	$16.00

Portfolio Credit Quality (12/31/2022)	
BB	2%
B	86%
CCC	8%
NR	4%

Portfolio Allocation (12/31/2022)	
Bank Loans	96%
CLO Equity	2%
CLO Debt	2%

Please see Notes and Disclosure. Past performance does not guarantee future results.

Fund Performance Metrics as of 01/31/2023 (net of fees)	Cumulative Return Since Inception
Palmer Square BDC – Dollar Weighted	5.31%
Palmer Square BDC – Time Weighted	0.75%

Past performance does not guarantee future returns. **Inception of the Palmer Square BDC is 01/23/2020.** Time Weighted performance provides performance of the Fund based on Net Asset Value (NAV). Dollar Weighted performance provides the actual net of fee performance of an initial investor in the Fund since inception, 50% of whose capital was called 01/23/2020 and 50% called 03/17/2020.

Monthly Performance Net of Fees as of 01/31/2023 – Dollar Weighted

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
2023	6.95%												**6.95%**
2022	0.85%	-1.33%	-0.25%	0.10%	-7.43%	-7.58%	3.35%	4.00%	-8.68%	-1.13%	2.21%	-0.83%	**-16.37%**
2021	1.89%	0.78%	-0.58%	0.63%	0.97%	0.29%	-0.24%	0.53%	1.17%	0.19%	-0.39%	1.07%	**6.48%**
2020			-15.54%	7.40%	7.46%	1.13%	4.25%	1.89%	0.35%	-0.40%	3.30%	2.30%	**10.58%**

Past performance does not guarantee future returns. Time Weighted performance provides performance of the Fund based on Net Asset Value (NAV). Performance returns assume the reinvestment of all dividends. [1]Net of financing costs.

© PALMER SQUARE CAPITAL MANAGEMENT LLC

WWW.PALMERSQUARECAP.COM

FOR USE WITH ACCREDITED INVESTORS ONLY.

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